Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

SeaStar Medical Holding Corporation

(Exact Name of Registrant as Specified in Its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount Registration Fee
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	1,270,000 (3)	$2.77	$3,517,900.00	$110.20 per $1,000,000	$387.68
Equity	Common Stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	380,000 (4)	$2.77	$1,052,600.00	$110.20 per $1,000,000	$116.00
Total Offering Amounts					$4,570,500.00		$503.68
Total Fee Offsets							$0.00
Net Fee Due							$503.68

(1)

This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2022 Omnibus Incentive Plan and 2022 Employee Stock Purchase Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)

Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Registrant’s Common Stock on February 22, 2023 as reported by the NASDAQ Capital Market.

(3)	Represents shares of Common Stock issuable under the Registrant’s 2022 Omnibus Incentive Plan.
(4)	Represents shares of Common Stock issuable under the Registrant’s 2022 Employee Stock Purchase Plan.